UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 14, 2013

Kennametal Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania	15650-0231

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 539-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 14, 2013, Kennametal Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”) to purchase the Tungsten Materials Business (the “Business”) of Allegheny Technologies Incorporated (“ATI”) which includes all of the assets of TDY Industries, LLC, (“TDY”), a wholly owned subsidiary of ATI, used or held for use by TDY in connection with the Business; and all of the shares of TDY Limited and ATI Holdings SAS, both wholly owned subsidiaries of ATI (the “Share Sellers” together with TDY, collectively the “Sellers”) for a purchase price of approximately $605 million.

The Agreement contains customary representations, warranties and covenants. The acquisition is expected to close within sixty to ninety days, or as soon as the conditions to closing have been satisfied or waived. The consummation of the acquisition is subject to various conditions, including (i) the attainment of all material consents and approvals of any governmental authorities required to consummate the acquisition, and (ii) the satisfaction of certain obligations. The consummation of the acquisition is not subject to any financing condition.

The Agreement may be terminated at any time prior to closing by the mutual prior written consent of the Sellers and the Company. The Company may also terminate the Agreement if a material adverse effect occurs with respect to the Business prior to the closing. In addition, if the closing has not occurred on or before December 15, 2013, the Agreement shall automatically terminate subject to certain exceptions. The parties will be liable to each other for breaches of their respective representations, warranties and covenants, generally subject to certain limitations and conditions.

Kennametal plans to fund the acquisition through existing credit facilities and operating cash flow.

There can be no assurance that the transactions contemplated by the Agreement will be consummated or consummated as set forth in the Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date: September 16, 2013	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel